To Whom It May Concern:

We hereby consent to the use in the Registration Statement of James Maritime Holdings, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated June 3, 2024, on the balance sheet of James Maritime Holdings, Inc. as of December 31, 2023, and the related statements of operations, changes in stockholder's equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

October 31, 2024